SEVERANCE AGREEMENT AND
GENERAL RELEASE

     This Severance Agreement and General Release (“Agreement”) is entered into by Ron Lowy (“Employee”), ADC Telecommunications, Inc. (“ADC”), and GenTek Inc. (“GenTek”) (collectively, the “Parties”).

     WHEREAS, Employee was a Participant in a GenTek Inc. Key Employee Retention Plan ("KERP") and signed a GenTek, Inc. Retention Plan Participation Agreement on April 4, 2003; and

     WHEREAS, ADC has assumed obligations under the KERP pursuant to a business agreement with GenTek; and

     WHEREAS, a triggering event has occurred under the KERP and Employee’s employment with ADC is being terminated; and

     WHEREAS, the Employee is entitled to receive certain severance benefits under the terms of a Key Employee Retention Plan (the “KERP”) in exchange for Employee’s full release of any claims that the Employee may have against ADC and GenTek, and in exchange for the other covenants and agreements contained herein;

     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties agree and promise as follows:

     1. EMPLOYEE'S SEPARATION. Pursuant to this Agreement, Employee's employment shall be terminated effective as of October 31, 2004, the "Separation Date").

     2. SEVERANCE AND CONSIDERATION.

          a. Pursuant to the terms and conditions of the KERP, within sixty (60) days after the Separation Date, and provided Employee has not rescinded his acceptance of this Agreement as permitted under Section 14 below, then: (i) Employee shall be entitled to be paid by ADC the severance sum of $1,260,000 less applicable withholdings; (ii) Employee shall be entitled to the benefit of the “Gross-Up Payment” referenced in Section 4.04 of the KERP, which amount is in good faith estimated as of October 15, 2004 to be $544,905. Employee acknowledges that if it is subsequently determined that such estimated payment is higher than the actual payment that is finally determined to be owed, then Employee must repay the difference, plus interest, as referenced in the KERP. Likewise, if it is determined that the good faith estimate is lower than the actual payment that is finally determined to be owed, then ADC will pay such additional difference to Employee. (iii) For a period continuing until the earlier of Employee becoming covered under a different employer’s plan or until October 31, 2006, Employee shall be provided with life, health care, medical, and dental benefits at a comparable level under which Employee would have been entitled as an active Employee. For the period of such coverage, Employee is responsible for the equivalent of the Employee-paid share of such benefits. After this period the continuation rights of the Employee in these benefits shall cease. (Severance consideration components (i), (ii) and (iii) are collectively referred to in this Agreement as the “Severance Package.”)

          b. Employee acknowledges and agrees that the Severance Package constitutes consideration beyond that which, but for the mutual covenants set forth or referenced in this Agreement, ADC would not be obligated to provide, and Employee otherwise would not be entitled to receive;

          c. Employee acknowledges that Employee remains bound by the terms of the Non-Solicitation, Non-Compete, Non-disclosure and Non-Disparagement Agreement previously signed by Employee.

          d. Employee acknowledges that except as otherwise provided in 2(a) above, Employee’s Benefits cease on Employee’s Separation Date.

          e. Employee and ADC acknowledge that nothing in this Agreement limits Employee’s right to receive his regular base salary through the Separation Date and all rights to participate in ADC’s MIP shall be determined in accordance with the terms of the MIP documents as of Employee’s Separation Date. Further, Employee shall receive payment for all vacation or paid time off that has accrued and remains unused as of Employee’s Separation Date.

          f. Except as set forth herein, Employee is not entitled to receive any further compensation or benefits of any sort from ADC or GenTek or their respective affiliates, or any of their respective officers, directors, employees, agents, insurance companies, attorneys, subsidiaries, successors or assigns.

          g. Employee represents that Employee has not filed, initiated, or caused to be filed or initiated, any legal action covering any claim released in this Agreement and hereby agrees and promises that Employee will never file, initiate or cause to be filed or initiated, at any time subsequent to the execution of the Agreement, any claim, suit, complaint, action, or cause of action, in any state or federal court based in whole or in part on the matters herein released, except to the extent such waiver is precluded by law. Employee further agrees not to seek to share or participate in any recovery arising out of, based upon, or relating to matters released hereunder, and agrees not to voluntarily participate, assist or cooperate in any suit, action, or proceeding against or regarding the Released Parties, or any of them, unless compelled by law.

     3. GENERAL RELEASE OF CLAIMS. In consideration of the severance and benefits referred to herein, Employee hereby forever releases and discharges ADC and GenTek, and their respective affiliates, and their respective past and present officers, directors, shareholders, partners, members, managers, attorneys, representatives, agents and employees, and each of their respective predecessors, successors and assigns (collectively, the “Released Parties”), from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, that Employee had, now has, or may hereafter claim to have against the Released Parties from the beginning of time to the date Employee signs this Agreement. This release specifically extends to, without limitation, claims or causes of action for sexual harassment, wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, discrimination, harassment, disability, loss of future earnings, and claims under the United States Constitution, and applicable state and federal fair employment laws, federal equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the National Labor Relations Act, as amended, the Labor-Management Relations Act, as amended, the Worker Retraining and Notification Act of 1988, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended and the Age Discrimination in Employment Act of 1967, as amended. Notwithstanding the foregoing, the parties expressly agree that Employee does not release any claim relating to the enforcement of this Agreement or the breach hereof.

     Employee understands and agrees, except as provided herein, that this Agreement is intended to include all claims, if any, which Employee may have and which Employee does not now know or suspect to exist in Employee’s favor against the Released Parties, and this Agreement extinguishes those claims.

     4. OWNERSHIP OF CLAIMS. Employee represents and agrees that neither Employee nor anyone acting on Employee’s behalf has assigned or transferred, or attempted to assign or transfer, to any person or entity, any of the claims Employee is releasing in this Agreement.

     5. STOCK OPTIONS AND RESTRICTED STOCK. Employee acknowledges that all rights Employee has concerning Stock Options, shares of Restricted Stock or Restricted Stock Units shall be governed solely and exclusively by the terms of ADC’s Global Stock Incentive Plan, the Stock Option Agreements, Restricted Stock Agreements and Restricted Stock Unit Agreements to which such Stock Options, shares of Restricted Stock or Restricted Stock Units are subject. For the avoidance of any doubt, Employee acknowledges and agrees that no Stock Options or shares of Restricted Stock previously granted to Employee by ADC have vested as of the Separation Date. Accordingly, all Stock Options and shares of Restricted Stock held by Employee shall be immediately forfeited and terminated as of the Separation Date. Employee shall have no further rights or interest whatsoever in any unvested shares of Restricted Stock or unvested Stock Options.

     6. DISCOVERY OF DIFFERENT OR ADDITIONAL FACTS OR CHANGE IN CIRCUMSTANCES. Employee acknowledges that Employee might hereafter discover facts different from, or in addition to, those Employee now knows or believes to be true with respect to a claim or claims released herein, and Employee expressly agrees to assume the risk of possible discovery of additional or different facts, and agrees that this Agreement shall be and remain effective, in all respects, regardless of such additional or different discovered facts.

     7. NON-ADMISSION OF LIABILITY. Nothing in this Agreement shall be construed as an admission of liability by Employee or the Released Parties; rather, Employee and the Released Parties are resolving all matters arising out of their respective employer-employee relationships with Employee and all other relationships between Employee and the Released Parties, as to each of which each of the Released Parties and Employee denies any liability.

     8. INDEMNIFICATION. To the fullest extent permitted by the indemnification provisions of the Articles of Incorporation and Bylaws of GenTek and ADC in effect as of the date of this Agreement or as most recently in effect and the indemnification provisions of the corporation statute of the jurisdiction of ADC or

GenTek’s respective place of incorporation in effect from time to time (collectively, the “indemnification Provisions”), and in each case subject to the conditions thereof, ADC, GenTek and any of their respective successors shall (i) indemnify Employee, as an offcer and employee of ADC or GenTek, against all liabilities and reasonable expenses that may be incurred by Employee in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal or administrative, or investigative and whether formal or informal, because the Employee is or was an officer or employee of ADC or GenTek and with respect to which Employee may be indemnified by the corporation, and (ii) pay for or reimburse the reasonable expenses incurred by the Employee in the defense of any proceeding to which the Employee is a party or with respect to which Employee participates as a witness or otherwise because the Employee is or was an officer or employee of ADC or GenTek. The rights of the Employee under the Indemnification Provisions shall survive the termination of the employment of the Employee by ADC or GenTek.

     9. BINDING EFFECT. This Agreement shall be binding upon the Parties and their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

     10. SEVERABILITY. While the provisions contained in this Agreement are considered by the Parties to be reasonable in all circumstances, it is recognized that provisions of the nature in question may fail for technical reasons and, accordingly, it is hereby agreed and declared that if any one or more of such provisions shall, either by itself or themselves or taken with others, be adjudged to be invalid as exceeding what is reasonable in all circumstances for the protection of the interests of the parties, but would be valid if any particular restrictions or provisions were deleted or restricted or limited in a particular manner, then the said provisions shall apply with any such deletions, restrictions, limitations, reductions, curtailments, or modifications as may be necessary to make them valid and effective.

     11. ENTIRE AGREEMENT; MODIFICATION. This Agreement, the Retention Agreement and Participation Agreement constitute the entire understanding among the Parties and may not be modified without the express written consent of the Parties. This Agreement supersedes all prior written and/or oral and all contemporaneous oral agreements, understandings and negotiations regarding its subject matter.

     12. DISPUTE RESOLUTION. Each Party to this Agreement agrees that any dispute arising under or out of the matters contained herein shall be resolved in accordance with Article VI of the KERP.

     13. GOVERNING LAW. This Agreement shall be governed by and construed and enforced pursuant to the laws of the State of Minnesota applicable to contracts made and entirely to be performed therein.

     14. RIGHTS TO RESCIND. Employee acknowledges that Employee has 21 days to consider signing this Agreement. Once executed and delivered by Employee, this Agreement shall become effective even if the 21-day period has not expired, subject to valid rescission by Employee. Employee may validly rescind acceptance of this Agreement to the extent it relates to waiver and release of claims under the Age Discrimination in Employment Act (“ADEA”) and the Minnesota Human Rights Act

(“MHRA”) by providing written notice of rescission within 15 days of signing this Agreement. To be effective, such rescission shall be in writing, delivered by registered mail to Laura Owen, Vice President, Human Resources, ADC Telecommunications, Inc., P.O. Box 1101, Minneapolis, MN 55440.

     If EMPLOYEE exercises such right to rescind this release of claims under the ADEA and/or MHRA, then ADC may at its option either void and nullify this Agreement in its entirety, or keep it in effect in all respects other than as to Employee’s release of claims that Employee has rescinded. If ADC chooses to void and nullify this Agreement, neither EMPLOYEE nor ADC shall have any rights or obligations under the Agreement, but Employee’s employment with ADC shall, nevertheless, be terminated as of the Separation Date.

     15. VOLUNTARY AGREEMENT; NO INDUCEMENTS. Each Party to this Agreement acknowledges and represents that Employee or it (a) has fully and carefully read this Agreement prior to signing it, (b) has been, or has had the opportunity to be, advised by independent legal counsel of his or its own choice at his or its own cost as to the legal effect and meaning of each of the terms and conditions of this Agreement, and (c) is entering into this Agreement freely and voluntarily and not in reliance on any promises or representations other than as set forth in this Agreement.

PLEASE READ CAREFULLY. BY SIGNING THIS SEVERANCE RELEASE YOU ARE WAIVING ALL KNOWN AND UNKNOWN CLAIMS AGAINST ADC AND THE RELEASED PARTIES.

I HAVE READ THE FOREGOING AGREEMENT AND I ACCEPT AND AGREE TO ITS PROVISIONS VOLUNTARILY WITH FULL UNDERSTANDING OF ITS CONSEQUENCES.

     IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date written below.

Dated: 11/1/04	/s/ Ron Lowy
Ron Lowy
ADC Telecommunications, Inc.
Dated: 11/5/04	/s/ Laura Owen
Laura Owen
Vice President, Human Resources
GenTek Inc.
Dated:	/s/ Rob Novo
By
Its: